EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated December 14, 2006 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 630 (S&P Japan Enhanced Index Strategy Portfolio 2007-1, BRIC Opportunity Portfolio 2007-1 and Ardour Global Alternative Energy Portfolio 2007-1) as of December 14, 2006 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
December 14, 2006